Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2015, with respect to the consolidated balance sheet of PFSweb, Inc. as of December 31, 2014 (not presented herein), and the related consolidated statement of operations and comprehensive loss, shareholders’ equity, and cash flows for the year then ended included in the Annual Report of PFSweb, Inc. on Form 10-K for the year ended December 31, 2016.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of PFSweb, Inc. on Forms S-8 (File Nos. 333-201675, effective January 23, 2015; 333-164973, effective February 18, 2010;) and on Forms S-3 (File Nos. 333-201674 effective June 8, 2015).

/s/ GRANT THORNTON, LLP

Dallas, Texas

March 16, 2017